As filed with the Securities and Exchange Commission on September 25, 2020

Registration No. 333-248804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

36th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

+852 25983600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

USA

+1 800 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Kirkland & Ellis International LLP

c/o 26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

+852 3761-3300

Tim Cruickshank

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

USA

(212) 446-4800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.0001 per share(1)	128,860,956(2)	4.085(3)	$526,397,005.26	$68,326.33(4)

(1)

The Class A ordinary shares, par value US$0.0001 per share, or the Class A ordinary shares, may be represented by the Registrant’s American Depositary Shares, or ADSs, each representing four Class A ordinary shares. ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-227759). Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of Class A ordinary shares that may be issued from time to time to prevent dilution as result of a distribution, split, share dividend or similar transaction.

(2)

There are being registered hereunder 128,860,956 shares in the form of 32,215,239 ADSs which may be sold by the selling shareholders identified herein from time to time at indeterminate prices hereunder.

(3)

The proposed maximum offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) under the Securities Act and is based on the average of the high and low sales prices of the issuer’s ADSs, as reported on the New York Stock Exchange, or NYSE, on September 22, 2020.

(4)	$27,446.26 of the registration fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2020.

PROSPECTUS

Studio City International Holdings Limited

32,215,239 American Depositary Shares

Representing 128,860,956 Class A Ordinary Shares

This prospectus relates to the proposed resale from time to time of up to 32,215,239 American Depositary Shares, or ADSs, each representing four Class A ordinary shares, par value US$0.0001, or the Class A ordinary shares, of Studio City International Holdings Limited, or the Company, by the selling shareholders, or the selling shareholders, named in this prospectus under the caption “Selling Shareholders.” The Class A ordinary shares represented by the ADSs were issued to the selling shareholders in private transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. We are not selling any ADSs and we will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

The selling shareholders identified in this prospectus or their transferees or other successors-in-interest may, from time to time, offer and sell the ADSs in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling shareholders. Each of the selling shareholders may offer and sell the ADSs held directly by it or through broker-dealers or agents, who may receive compensation in the form of commissions or concessions. The selling shareholders will pay all brokerage fees or selling commissions, if any, applicable to the sale of the ADSs. We are paying certain other expenses relating to this offering and the registration of the ADSs with the Securities and Exchange Commission. For further information regarding the possible methods by which the ADSs may be distributed, see “Plan of Distribution” of this prospectus.

Our ADSs, each representing four Class A ordinary shares, are listed on the New York Stock Exchange, or NYSE, under the symbol “MSC.” On September 22, 2020, the last reported sales price of the ADSs on NYSE was $16.34 per ADS.

Investing in our ADSs involves risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our ADSs, including the discussion of risks incorporated as described under “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration statement, the selling shareholders may offer and resell up to 32,215,239 ADSs in one or more offerings from time to time in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. You should carefully review the information and exhibits in the registration statement for further information on us and the securities the selling shareholders are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If any person provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer of securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information in this prospectus, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus, is accurate as of any date other than its respective stated date. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refer to American depositary shares, each of which represents four Class A ordinary shares;

•	“board” and “board of directors” refer to the board of directors of our company or a duly constituted committee thereof;

•

“China” and “PRC” refer to the People’s Republic of China, excluding the Hong Kong Special Administrative Region of the PRC (Hong Kong), the Macau Special Administrative Region of the PRC (Macau) and Taiwan from a geographical point of view;

•	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.0001 per share;

•	“gaming machine” refers to slot machine and/or electronic gaming table;

•

“Gaming Operator” refers to Melco Resorts (Macau) Limited (formerly known as Melco Crown (Macau) Limited), or Melco Resorts Macau, a company incorporated under the laws of Macau that is a subsidiary of Melco Resorts, the holder of a subconcession under the Subconcession Contract and the operator of Studio City Casino. The equity interest of the Gaming Operator is 90% owned by Melco Resorts and 10% owned by Mr. Lawrence Ho, the managing director of the Gaming Operator;

•	“Macau” refers to the Macau Special Administrative Region of the PRC;

•	“mass market” refers to both table games and gaming machines played by mass market players primarily for cash stakes;

•	“Melco Resorts” refers to Melco Resorts & Entertainment Limited, a Cayman Islands company and with its American depositary shares listed on the Nasdaq Global Select Market;

•	“MSC Cotai” refers to our subsidiary, MSC Cotai Limited, which is a company incorporated in the British Virgin Islands with limited liability;

•

“remaining project” refers to the part of the Studio City project comprised of a gross floor area of approximately 229,968 square meters, which is required to be developed under the land concession contract;

•	“Renminbi” refers to the legal currency of China;

•	“rolling chip” or “VIP rolling chip” refers to a non-negotiable chip primarily used by rolling chip patrons to make wagers;

•	“rolling chip patron” refers to a player who primarily plays on a rolling chip or VIP rolling chip tables and typically plays for higher stakes than mass market gaming patrons;

•	“shares” or “ordinary shares” refer to our Class A ordinary shares and our Class B ordinary shares;

•	“Studio City” refers to a cinematically-themed integrated resort in Cotai, an area of reclaimed land located between the islands of Taipa and Coloane in Macau;

•	“Studio City Company” refers to our subsidiary, Studio City Company Limited, which is a company incorporated in the British Virgin Islands with limited liability;

•	“Studio City Finance” refers to our subsidiary, Studio City Finance Limited, which is a company incorporated in the British Virgin Islands with limited liability;

•	“Studio City Casino” refers to the gaming areas being operated within Studio City;

•

“Subconcession Contract” refers to the subconcession contract executed between the Gaming Operator and Wynn Resorts (Macau) S.A., or Wynn Resorts Macau, on September 8, 2006, that provides for the terms and conditions of the subconcession granted to the Gaming Operator by Wynn Resorts Macau;

•	“US$,” “U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company,” “our business,” “Studio City International Holdings Limited,” or “Studio City International” refer to, and similar references refer to, Studio City International Holdings Limited and its consolidated subsidiaries, including MSC Cotai.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information.

Our website address is www.studiocity-macau.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 31, 2020, or our 2019 Annual Report;

•	our reports of Foreign Private Issuer on Form 6-K and exhibits thereto, furnished to the SEC on April 27, 2020; May 14, 2020; July 7, 2020; July 8, 2020; August 3, 2020; and August 20, 2020;

•

the description of our securities contained in our registration statement on Form 8-A (File No. 001-38699) filed with the SEC on October 9, 2018 and any amendment or report filed with the SEC for the purpose of updating the description; and

•

with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F that we file with and any report on Form 6-K that we furnish to, to the extent such Form 6-K indicates that it is being incorporated by reference, the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2019 Annual Report contains a description of our business and audited consolidated financial statements with reports by our independent auditors. The consolidated financial statements are prepared and presented in conformity with U.S. generally accepted accounting principles.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Studio City International Holdings Limited

Attn: Company Secretary

36/F, The Centrium

60 Wyndham Street, Central

Hong Kong

comsec@sc-macau.com

Fax: +852-2537-3618

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

v

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability to take advantage of certain benefits associated with the Cayman Islands, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control and currency restrictions on dividends; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the securities laws of the Cayman Islands are different from those of the United States and provide less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our operations, including our administrative and corporate operations, are intended to be conducted in Macau and Hong Kong, and substantially all of our assets are expected to be located in Macau. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in United States courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

We have been advised by Harney Westwood & Riegels, our Cayman Islands counsel, that any final and conclusive monetary judgment of a competent foreign court for a definite sum may be the subject of enforcement proceedings in the courts of the Cayman Islands under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. It is not guaranteed that this remedy would be available, but on general principles, such enforcement proceedings can be expected to be successful provided that: (i) the foreign court had jurisdiction in the matter and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process; (ii) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations; (iii) the judgment was not obtained by fraud; (iv) recognition or enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; and (v) the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Macau

Manuela António—Lawyers and Notaries, our counsel as to Macau law, has advised us that there is uncertainty as to whether the courts of Macau would recognize or enforce judgments of United States courts obtained against us or our executive officers, directors or shareholders predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Manuela António—Lawyers and Notaries has advised further that a final and conclusive monetary judgment for a definite sum obtained in a federal or state court in the United States would be treated by the courts of Macau as a cause of action in itself so that no retrial of the issues would be necessary, provided that: (i) such decision is final and the court had jurisdiction in the matter and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (ii) due process was observed by such court, with equal treatment given to both parties to the action, and the defendant had the opportunity to submit a defense; (iii) the judgment given by such court was not in respect of penalties, taxes, fines or similar fiscal or tax revenue obligations; (iv) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (v) recognition or enforcement of the judgment in Macau would not be contrary to public policy; (vi) the proceedings pursuant to which judgment was obtained were not contrary to natural justice; and (vii) any interest charged to the defendant does not exceed three times the official interest rate, which is currently 9.75% per annum, over the outstanding payment (whether of principal, interest, fees or other amounts) due.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may contain forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, all of which are largely based on our current expectations and projections. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Moreover, because we operate in a heavily regulated and evolving industry, may become highly leveraged and operate in Macau, a growth market with intense competition, new risk factors may emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of these factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed or implied in any forward-looking statement.

In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based the forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our goals and strategies;

•

the material impact of the global pandemic of COVID-19, caused by a novel strain of the coronavirus, on our business, financial results and liquidity, which could worsen and persist for an unknown duration;

•	the reduced access to our target markets due to travel restrictions, and the potential long-term impact on customer retention;

•	the expected growth of the gaming and leisure market in Macau and visitation in Macau;

•

restrictions or conditions on visitation by citizens of mainland China to Macau, including in connection with the COVID-19 pandemic, such as the significant visa restrictions currently in place for entry into Macau, or the period of time required for tourism to return to pre-pandemic levels (if at all);

•

the impact on the travel and leisure industry from factors such as an outbreak of an infectious disease, such as COVID-19 pandemic, extreme weather patterns or natural disasters, military conflicts and any future security alerts and/or terrorist attacks or other acts of violence;

•	general domestic or global political and economic conditions, including in China and Hong Kong, which may impact levels of travel, leisure and consumer spending;

•	our ability to successfully operate Studio City;

•	our ability to obtain all required governmental approval, authorizations and licenses for the remaining project;

•	our ability to obtain adequate financing for the remaining project;

•	our ability to develop the remaining project in accordance with our business plan, completion time and within budget;

•	our compliance with conditions and covenants under the existing and future indebtedness;

•	construction cost estimates for the remaining project, including projected variances from budgeted costs;

•	our ability to enter into definitive contracts with contractors with sufficient skill, financial strength and relevant experience for the construction of the remaining project;

•	capital and credit market volatility;

•	our ability to raise additional capital, if and when required;

•

increased competition from other casino hotel and resort projects in Macau and elsewhere in Asia, including the three concessionaires (Sociedade de Jogos de Macau, S.A., Wynn Resorts Macau and Galaxy Casino, S.A.) and subconcessionaires (including MGM Grand Paradise, S.A. and Venetian Macau Limited) in Macau;

•	government policies and regulation relating to the gaming industry, including gaming license approvals in Macau and the legalization of gaming in other jurisdictions, and leisure market in Macau;

•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau;

•	fluctuations in occupancy rates and average daily room rates in Macau;

•	the liberalization of travel restrictions on PRC citizens and convertibility of the Renminbi;

•	the completion of infrastructure projects in Macau;

•	our ability to retain and increase our customers;

•	our ability to offer new services and attractions;

•	our future business development, financial condition and results of operations;

•	the expected growth in, market size of and trends in the market in Macau;

•	expected changes in our revenues, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand and business;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	cybersecurity risks including misappropriation of customer information or other breaches of information security;

•	our ability to protect our intellectual property rights;

•	growth of and trends of competition in the gaming and leisure market in Macau;

•	general economic and business conditions globally and in Macau; and

•	other factors described under “Risk Factors.”

The forward-looking statements made in this prospectus or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have incorporated by reference herein, including our 2019 Annual Report, and those documents we have filed as exhibits to the registration statement, of which this prospectus is a part, with the SEC, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in the ADSs. You should read this entire prospectus carefully, including our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment in the ADSs.

Our Company

Studio City is a world-class integrated resort located in Cotai, Macau and its principal operating activities are the provision of gaming related services and the hospitality business in Macau. In the second quarter of 2020, excluding gaming tables and gaming machines that were not in operation during the three months ended June 30, 2020 due to government-mandated closures or social distancing measures in relation to the COVID-19 outbreak, Studio City operated an average of approximately 291 gaming tables and 419 gaming machines. The mass market focus of Studio City Casino is currently complemented with junket and premium direct VIP rolling chip operations, which include up to 45 tables authorized for VIP rolling chip operations. Studio City’s cinematically-themed integrated resort is designed to attract a wide range of customers by providing highly differentiated non-gaming attractions, including the world’s first figure-8 Ferris wheel, a 4-D Batman flight simulator, an exclusive night club and a 5,000-seat live performance arena. Studio City features approximately 1,600 luxury hotel rooms, diverse food and beverage establishments and complementary retail space. Studio City was named Casino/Integrated Resort of the Year in 2016 by the International Gaming Awards.

Studio City is strategically located in Cotai, as one of the few dedicated Cotai hotel-casino resort stops on the Macau Light Rapid Transit Line, with an access bridge leading to Studio City.

Studio City Casino is operated by the Gaming Operator, one of the subsidiaries of Melco Resorts and a holder of a gaming subconcession, and we operate the non-gaming businesses of Studio City. We generated all of our revenues for each of the years ended December 31, 2019, 2018 and 2017 from our operations in Macau, the sole market in which we compete to operate.

Our principal executive offices are located at 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Our telephone number at this address is 852-2598-3600 and our fax number is 852-2537-3618. Our website is www.studiocity-macau.com. The information contained on our website is not part of this prospectus.

Recent Developments

On July 7, 2020, the Company announced a series of private share offerings of its Class A ordinary shares and ADSs, or the Private Placements, to certain existing institutional holders. The Private Placements were completed in August 2020 with gross proceeds of approximately US$500.0 million.

On July 15, 2020, Studio City Finance issued US$500.0 million in aggregate principal amount of 6.00% senior notes due 2025, or the 2025 Notes, and US$500.0 million in aggregate principal amount of 6.50% senior notes due 2028, or the 2028 Notes. On August 14, 2020, Studio City Company used a portion of the net proceeds from such issuances to redeem in full the US$850.0 million in aggregate principal amount of its 7.25% senior secured notes due 2021, or the 2021 Notes, together with accrued interest and applicable redemption premium.

THE OFFERING

ADSs offered by the selling shareholders	32,215,239 ADSs.

ADSs offered by us	We are not offering any ADSs in this offering.

The ADSs	Each ADS represents four Class A ordinary shares. The depositary will hold the Class A ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement. We do not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees and expenses, as well as any taxes or charges, for any exchange. We and the depositary may amend the deposit agreement without your consent. If you continue to hold your ADSs when an amendment becomes effective, you agree to be bound by the deposit agreement as amended. To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes the prospectus.

Ordinary shares outstanding immediately after this offering	442,864,460 ordinary shares, which will all be comprised of Class A ordinary shares, assuming the holder of our Class B ordinary shares exchanges all of its Participation Interest for Class A ordinary shares, at which time the corresponding number of Class B ordinary shares will be canceled for no consideration.

Selling shareholders	The Class A ordinary shares offered by the selling shareholders were issued in transactions exempt from registration under the Securities Act. See “Selling Shareholders.”

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the ADSs offered hereby.

Ordinary shares	Holders of Class A ordinary shares and holders of Class B ordinary shares have the same rights, except that holders of the Class B ordinary shares only have voting and no economic rights to receive dividends or distributions upon the liquidation or winding up of the Company. Each Class A ordinary share and each Class B ordinary share entitles its holder to one vote on all matters to be voted on by shareholders generally and holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, except as otherwise required by applicable law or the memorandum of association and articles of association. For a description of our Class A ordinary shares and our Class B ordinary shares, see “Description of Share Capital” in the prospectus.

Depositary	Deutsche Bank Trust Company Americas.

Dividend policy	We have not previously declared or paid cash dividends and do not have any plan to declare or pay any dividends in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law and certain restrictions set forth in the instruments in relation to our outstanding borrowings. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our Class A ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders who will receive payment to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. Dollars. We are a holding company and for our cash requirements, including any payment of dividends to our shareholders, we rely on dividends distributed by our subsidiaries in Macau, Hong Kong and the British Virgin Islands to MSC Cotai and MSC Cotai to us. The Macau regulations may restrict the ability of our Macau subsidiaries to pay dividends to us.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 4 before deciding to purchase the ADSs.

Listing	Our ADSs, each representing four Class A ordinary shares, are listed on the New York Stock Exchange, or NYSE, under the symbol “MSC.”

We base the number of ordinary shares outstanding after this offering on 370,352,700 Class A ordinary shares and 72,511,760 Class B ordinary shares outstanding as of September 11, 2020 and assuming the holder of our Class B ordinary shares exchanges all of its Participation Interest for Class A ordinary shares, at which time the corresponding number of Class B ordinary shares will be canceled for no consideration.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference to this prospectus, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K filed or furnished with the SEC, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the ADSs could decline due to any of these risks, and you may lose all or part of your investment. We cannot predict future risks or estimate the extent to which they may affect our financial performance. See “Where You Can Find Additional Information.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2020. The historical data in the table is derived from, should be read in conjunction with, and is qualified by reference to the financial information incorporated by reference into this prospectus.

Actual as of June 30, 2020(2)
US$
(in thousands)
Total debts(1)	1,443,569

Shareholders’ equity and participation interest
Class A ordinary shares, par value US$0.0001; 1,927,488,240 shares authorized; 241,818,016 shares issued and outstanding	24
Class B ordinary shares, par value US$0.0001; 72,511,760 shares authorized; 72,511,760 shares issued and outstanding	7
Additional paid-in capital	1,655,602
Accumulated other comprehensive income	12,852
Accumulated losses	(926,426)

Total shareholders’ equity	742,059

Participation interest	222,518

Total shareholders’ equity and participation interest	964,577

Total capitalization	2,408,146

(1)	Total debts include long-term debt, net of unamortized deferred financing costs, and other long-term liabilities.
(2)

On July 7, 2020, the Company announced the Private Placements to certain existing institutional holders. The Private Placements were completed in August 2020 with gross proceeds of approximately US$500.0 million.

On July 15, 2020, Studio City Finance issued the 2025 Notes and the 2028 Notes. On August 14, 2020, a portion of the net proceeds were used to redeem in full the 2021 Notes, together with accrued interest and applicable redemption premium. The 2025 Notes and 2028 Notes are guaranteed by the subsidiaries of Studio City Finance.

Except as disclosed above, as of September 25, 2020 there has been no material change in our long-term indebtedness and shareholders’ equity since June 30, 2020.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholders identified in this prospectus may sell from time to time up to 32,215,239 ADSs, representing 128,860,956 Class A ordinary shares. The actual price per Class A ordinary share will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the ADS by the selling shareholders under this prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the resale of the Class A ordinary shares represented by ADSs by the selling shareholders identified in the table below. See “Plan of Distribution” for more information.

The Class A ordinary shares represented by ADSs offered for resale under this prospectus were issued to, or obtained by, the selling shareholders in private transactions that were exempt from the registration requirements of the Securities Act.

The table below sets forth the names of the selling shareholders, the number of ordinary shares beneficially owned by the selling shareholders immediately prior to the date of this prospectus and the total number of Class A ordinary shares represented by ADSs being offered pursuant to this prospectus. Each of the selling shareholders may sell all, some or none of the ADSs beneficially owned by such selling shareholder, and therefore, we cannot estimate either the number or percentage of ADSs that will be beneficially owned by the selling shareholders following any offer or sale hereunder. See “Plan of Distribution” for more information.

The calculations in the table below are based on 370,352,700 Class A ordinary shares and 72,511,760 Class B ordinary shares outstanding as of September 11, 2020, which comprise our entire issued and outstanding share capital as of that date. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The following table sets forth, to our knowledge, information for the selling shareholders as of September 11, 2020, based on information furnished to us by the selling shareholders. We have relied on the representations made by the selling shareholders and the information furnished to us.

	Pre-Offering					Total number of Class A Shares being offered
	Total Class A Ordinary Shares	Total Class B Ordinary Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Davidson Kempner Capital Management LP(1)	1,928,656	—	*	—	*	543,736
The Ivy Funds(2)	15,820,356	—	4.27	—	3.57	4,616,008
New Cotai, LLC(3)	30,774,116	72,511,760	8.31	100.0	23.32	103,285,876	(4)
Redwood Master Fund, Ltd.(5)	6,948,432	—	1.88	—	1.57	2,070,288
The Silver Point Funds(6)	61,570,720	—	16.62	—	13.90	18,345,048

*	Less than 1%.
(1)

Voting and dispositive authority over the ordinary shares is held by Davidson Kempner Capital Management LP, and Messr. Anthony A. Yoseloff is responsible for the voting and investment decisions relating to such ordinary shares. The address of Davidson Kempner Distressed Opportunities Fund LP, Davidson Kempner Partners, M.H. Davidson & Co, and Davidson Kempner Institutional Partners, L.P. is 520 Madison Avenue, 30th Floor, New York, New York 10022. The address of Davidson Kempner Distressed Opportunities International Ltd. is Walkers Corporate Limited Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address of David Kempner International, Ltd. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands. Davidson Kempner Distressed Opportunities Fund LP owns 104,992 Class A ordinary shares. Davidson Kempner Distressed Opportunities International Ltd. owns 162,548 Class A ordinary shares. Davidson Kempner Institutional Partners, L.P. owns 611,756 Class A ordinary shares. Davidson Kempner International, Ltd owns 712,512 Class A ordinary shares. Davidson Kempner Partners owns 289,076 Class A ordinary shares. M.H. Davidson & Co owns 47,772 Class A ordinary shares.

Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment management to each of Davidson Kempner Partners, Davidson Kempner International, Ltd, Davidson Kempner International, Ltd, M.H. Davidson & Co, Davidson Kempner Destressed Opportunities Fund LP and Davidson Kempner Destressed Opportunities International, Ltd either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund.
(2)

The address of Ivy Apollo Multi-Asset Income Fund, Ivy Apollo Strategic Income Fund, Ivy High Income Fund, Ivy High Income Opportunities Fund, and Ivy VIP High Income, or collectively, the Ivy Funds, is 6300 Lamar Avenue, Overland Park, Kansas 66202. Ivy Apollo Multi-Asset Income Fund owns 200,412 Class A ordinary shares. Ivy Apollo Strategic Income Fund owns 261,516 Class A ordinary shares. Ivy High Income Fund owns 12,808,808 Class A ordinary shares. Ivy High Income Opportunities Fund owns 611,672. Ivy VIP High Income owns 1,937,948 Class A ordinary shares.

(3)

Subject to the terms of the exchange arrangements described in “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions,” in our 2019 Annual Report, New Cotai, subject to certain conditions, may exchange its Participation Interest for Class A ordinary shares. In connection with such exchange, the corresponding number of Class B ordinary shares will be canceled for no consideration. See “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Pre-IPO Organizational Transactions—Participation Agreement” in our 2019 Annual Report. The Total Class A Ordinary Shares do not reflect the 72,511,760 of Class A ordinary shares issuable upon exchange by New Cotai of its Participation Interest. The address of New Cotai is c/o Willow Tree Consulting Group, LLC 2700 Patriot Boulevard, Suite 250, Glenview, Illinois 60026.

(4)

The Total number of Class A ordinary shares being offered includes the 72,511,760 Class A ordinary shares issuable upon exchange by New Cotai of all of its Participation Interest. In connection with such exchange, the corresponding number of Class B ordinary shares will be canceled for no consideration.

(5)

By virtue of its position as Investment Manager to Redwood Master Fund, Ltd., or the Redwood Fund, Redwood Capital Management, LLC and its Chief Executive Officer, Mr. Ruben Kliksberg, may be deemed to have voting and investment power over the Common Shares held directly by the Redwood Fund. The business address of the Redwood Fund is c/o Redwood Capital Management, LLC, 910 Sylvan Ave., Englewood Cliffs, New Jersey 07632. The registered address of Redwood Master Fund, Ltd. is 190 Elgin Avenue, George Town, Cayman Islands.

(6)

The Silver Point funds listed in the table above, or the Silver Point Funds, are managed by Silver Point Capital, L.P. or its wholly owned subsidiaries, or, collectively, Silver Point. As a result, Silver Point Capital, L.P. may be deemed to be the beneficial owner of the ordinary shares held by the Silver Point Funds. Silver Point Capital Management, LLC is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the ordinary shares held by the Silver Point Funds. Edward A. Mulé and Robert J. O’Shea are each members of Silver Point Capital Management, LLC and as a result may be deemed to be the beneficial owners of all the ordinary shares held by the Silver Point Funds. The business address of Silver Point Capital Fund, L.P., Silver Point Distressed Opportunities Fund, L.P., and Silver Point Distressed Opportunity Institutional Partners, L.P. is Two Greenwich Plaza, Greenwich, Connecticut 06830. The business address of Silver Point Capital Offshore Master Fund, L.P., Silver Point Distressed Opportunities Offshore Master Fund, L.P., and Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. is 190 Elgin Avenue, George Town, Cayman Islands. The address of the principal business office of Silver Point Capital, L.P., Mr. Mulé and Mr. O’Shea is Two Greenwich Plaza, Greenwich, Connecticut 06830. Silver Point Capital Fund, L.P. owns 21,458,012 Class A ordinary shares. Silver Point Capital Offshore Master Fund, L.P. owns 31,146,860 Class A ordinary shares. Silver Point Distressed Opportunities Fund, L.P. owns 2,322,860 Class A ordinary shares. Silver Point Distressed Opportunities Offshore Master Fund, L.P. owns 906,024 Class A ordinary shares. Silver Point Distressed Opportunity Institutional Partners, L.P. owns 4,337,720 Class A ordinary shares. Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. owns 1,399,244 Class A ordinary shares.

Relationships and Agreements with the Selling Shareholders

For information on relationships and agreements between us and certain of the selling shareholders, see “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in our 2019 Annual Report. In addition, the Class A ordinary shares represented by ADSs that may be offered for resale under this prospectus were issued to the selling shareholders pursuant to subscription agreements between us and each applicable selling shareholder.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, or our memorandum and articles of association, and the Companies Law (as amended) of the Cayman Islands, or Companies Law below, and the common law of the Cayman Islands.

Our memorandum and articles of association authorize two classes of ordinary shares, the Class A ordinary shares and the Class B ordinary shares, in each case with a par value of $0.0001 each. Studio City International’s authorized share capital of $200,000 is divided into 2,000,000,000 shares comprising 1,927,488,240 Class A ordinary shares and 72,511,760 Class B ordinary shares of a par value of $0.0001 each.

Each Class A ordinary share and each Class B ordinary share entitles its holder to one vote on all matters to be voted on by shareholders generally and holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, except as otherwise required by applicable law or the memorandum of association and articles of association. The Class A ordinary shares and the Class B ordinary shares have the same rights, except that holders of the Class B ordinary shares only have voting and no economic rights to receive dividends or distribution upon the liquidation or winding up of Studio City International.

In addition, pursuant to the terms of the Participation Agreement, New Cotai has a non-voting, non-shareholding economic Participation Interest in MSC Cotai, which entitles New Cotai to receive from MSC Cotai an amount equal to a certain percentage of any distribution, dividend or other consideration paid by MSC Cotai to the Company, subject to adjustments, exceptions and conditions as set out in the Participation Agreement. The Participation Agreement also provides that New Cotai is entitled to exchange all or a portion of its Participation Interest for a number of Class A ordinary shares subject to adjustments, exceptions and conditions as set out in the Participation Agreement and a proportionate number of Class B ordinary shares will be deemed surrendered and automatically canceled for no consideration as set out in the Participation Agreement when New Cotai exchanges all or a portion of the Participation Interest for Class A ordinary shares. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law, insofar as they relate to the material terms of our ordinary shares.

General

All of our outstanding ordinary shares are fully paid and non-assessable. Some of the ordinary shares are issued in registered form only with no share certificates. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under Article 4 of our memorandum of association, the objects for which we were established are unrestricted and we have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law.

Dividends

The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our articles of association. Holders of the Class B ordinary shares do not have any right to receive dividends or distributions upon our liquidation or winding up.

Our articles of association require notice of any dividend that may have been declared to be given to each holder of our Class A ordinary shares or Class B ordinary shares and, pursuant to our articles of association, all dividends unclaimed for one year after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

Voting Rights

Each of our Class A ordinary shares and Class B ordinary shares entitles its holder to one vote on all matters to be voted on by shareholders generally. Holders of our Class A and Class B ordinary shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 20% of the paid up voting share capital of our company.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least 50 percent of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held at least annually and may be convened by our board on its own initiative or, failing a request by our board, upon a request to the directors by shareholders holding in aggregate at least 20 percent of our ordinary shares. Advance notice of at least seven clear days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as changing our name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our memorandum and articles of association and the Participation Agreement, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required; or

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

Our board of directors is required to refuse to register any purported transfer of Class B ordinary shares made otherwise than in compliance with the Participation Agreement.

If our directors refuse to register a transfer they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Exchange Right of New Cotai

Subject to certain conditions, New Cotai and its permitted transferees thereof may exchange their Participation Interest in MSC Cotai for a number of Class A ordinary shares. See the section entitled “Selling

Shareholders—Relationships and Agreements with the Selling Shareholders” of this prospectus. If New Cotai exchanges all or a portion of the Participation Interest for Class A ordinary shares, it will also be deemed to have surrendered an equal number of Class B ordinary shares, and any Class B ordinary shares so surrendered will be canceled for no consideration. See “Selling Shareholders—Relationships and Agreements with the Selling Shareholders” of this prospectus.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of Class A ordinary shares will be distributed among the holders of the Class A ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Holders of our Class B ordinary shares do not have any right to receive a distribution upon a liquidation or winding up of the Company.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture. Shareholders are not liable for any capital calls by the Company except to the extent there is an amount unpaid on their shares.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as the directors may determine.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

Our memorandum and articles of association prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to our shares;

•	exercising voting or other rights conferred by our shares; and

•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise.

Such unsuitable person or its affiliate must sell all of the shares, or allow us to redeem or repurchase the shares on such terms and manner as the directors may determine and agree with the shareholders, within such period of time as specified by a gaming authority.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or our board determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority or our board, as applicable, to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of our shares or who causes us or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of our board, is deemed likely to jeopardize our or any of our affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.

The terms “affiliated companies,” “gaming authority” and “person” have the meanings set forth in our articles of association.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Our memorandum and articles of association provide that shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, by appropriate action of our board to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by our board having regard to relevant gaming laws. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price and the right to receive any dividends declared prior to any receipt of any written notice from a gaming authority declaring the suitable person to be an unsuitable person but not yet paid. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by our board. The price for the shares will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Our right of redemption is not exclusive of any other rights that we may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect.

Our memorandum and articles of association require any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all losses, costs and expenses, including legal fees, incurred by us and our affiliates as a result of, or arising out of, the unsuitable person’s or affiliate’s continuing ownership or control of shares, the neglect, refusal or other failure to comply with the provisions of our memorandum and articles of association relating to unsuitable persons, or failure to promptly divest itself of any shares in us when required by the relevant gaming laws or our memorandum and articles of association.

Variations of Rights of Shares

All or any of the rights attached to any class of shares may, subject to the provisions of our memorandum and articles of association and the Companies Law, be varied or abrogated either with the written consent of the holders of at least a majority of the issued shares of that class or with the approval of the holders of at least a majority of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Changes in Capital

We may from time to time by ordinary resolution (but subject to other provisions of our memorandum and of articles of association):

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution may prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•

subdivide our existing shares, or any of them, into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

We may by special resolution (subject to our memorandum and articles of association) reduce our share capital and any capital redemption reserve in any manner authorized by law.

Accounts and Audit

No shareholder (other than a director) has any right to inspect any of our accounting record or book or document except as conferred by law or authorized by our board or our company by ordinary resolution of the shareholders.

Subject to compliance with all applicable laws, we may send to every person entitled to receive notices of our general meetings under the provisions of the articles of association a summary financial statement derived from our annual accounts and our board’s report.

Auditors shall be appointed and the terms and tenure of such appointment and their duties at all times regulated in accordance with the provisions of the articles of association. The remuneration of the auditors shall be fixed by our board.

Our financial statements shall be audited by the auditor in accordance with generally accepted auditing standards. The auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the auditor shall be submitted to the shareholders in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the auditor should disclose this fact and name such country or jurisdiction.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•

annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with or without par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes:

•	a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and

•

a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by:

•	a special resolution of the shareholders of each constituent company; and

•	such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a parent company incorporated in the Cayman Islands and its subsidiary or subsidiaries incorporated in the Cayman Islands does not require authorization by a resolution of shareholders of the constituent companies provided a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

Derivative actions have been brought in the Cayman Islands courts. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may eliminate the right of stockholders to act by written consent. Our memorandum and articles of association allow shareholders to act by written resolutions.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting interest with respect to electing such director.

As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our memorandum and articles of association, subject to the Shareholders’ Agreement, directors can be removed by special resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting interest of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may (subject to qualifications in the memorandum and articles of association) vary the rights attached to any class with the consent in writing of the holders of a majority of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of the votes cast at such a meeting.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Our memorandum and articles of association may be amended by a special resolution of shareholders.

Waiver of Certain Corporate Opportunities

Under our memorandum and articles of association, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in our memorandum and articles of association). This is subject to applicable law and may be waived by the relevant director.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association). However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in our Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the American Depositary Shares, also referred to as ADSs. Each ADS represents ownership of four Class A ordinary shares (or a right to receive four Class A ordinary shares) deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary is the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Tax Considerations.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper, distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs). U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Except for our obligations under the amended Registration Rights Agreement which we initially entered into with New Cotai in connection with our initial public offering and the subscription agreements we entered into in connection with the Private Placements, we have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our board of directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NYSE and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS canceled

• Distribution of cash dividends	Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, the City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•

are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•

are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•

disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement; (ii) for the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof; (iii) for any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or, the credit-worthiness of any third party; (iv) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities; or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class A ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities;

•	under other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any Class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class A ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

PLAN OF DISTRIBUTION

We are registering the ADSs representing Class A ordinary shares on behalf of the selling shareholders to permit the resale from time to time of ADSs by the selling shareholders, including their transferees or other successors-in-interest, after the date of this prospectus. The selling shareholders may, from time to time, sell any or all of the ADSs beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling ADSs:

•	on any stock exchange, market or trading facility on which the ADSs are traded;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	repurchase, buy and sell back and similar transactions;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	close out short positions and return borrowed ADSs in connection with such short sales;

•	broker-dealers may agree with a selling shareholder to sell a specified number of such ADSs at a stipulated price per ADSs;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell ADSs under Rule 144 or Regulation S, each as promulgated under the Securities Act, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that the selling shareholders will sell any or all of our ADSs offered by this prospectus.

Broker-dealers engaged by a selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling shareholders (or, if any broker-dealer acts as agent for the purchaser of ADSs, from the purchaser) in amounts to be negotiated. In connection with sales of the ADSs or otherwise, a selling shareholder may enter into derivative or hedging transactions with broker-dealers, other financial institutions or third parties, which may in turn engage in short sales of the ADSs offered hereby in the course of hedging in positions they assume.

A selling shareholder and any broker-dealers or other third parties that are involved in selling ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions or discounts received by such broker-dealers or other third parties and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of ADSs will be borne by the selling shareholders.

Under the securities laws of some states, the ADSs offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

If a selling shareholder uses this prospectus for any sale of ADSs, it will be subject to the prospectus delivery requirements of the Securities Act. A selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will not receive any proceeds from the sale of the ADSs under this prospectus.

We will pay our expenses relating to the registration of the Class A ordinary shares represented by the ADSs that are incurred in connection with the offering of ADSs under this prospectus, except for any discounts, selling commissions and stock transfer taxes applicable to the sale of ADSs by a selling shareholder, all of which are to be paid by the selling shareholders.

EXPENSES

The following table sets forth expenses payable by us in connection with the registration of the ADSs. All amounts below are estimates except the SEC registration fee:

SEC registration fee	$68,326.33
Legal fees and expenses	$128,000
Accounting fees and expenses	$23,000
Printing fees and expenses	$22,000

Total	$241,326.33

TAX CONSIDERATIONS

Certain tax considerations related to an investment in our ADSs are set forth in our 2019 Annual Report, which is incorporated herein by reference.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis LLP. Certain legal matters with respect to Cayman Islands law, including the validity of the Class A ordinary shares, including Class A ordinary shares represented by ADSs, to the extent governed by Cayman Islands law, will be passed upon for us by Harney Westwood  & Reigels, our special legal counsel as to Cayman Islands law.

EXPERTS

The consolidated financial statements of Studio City International Holdings Limited appearing in Studio City International Holdings Limited’s Annual Report (Form 20-F) for the year ended December 31, 2019, and the effectiveness of Studio City International Holdings Limited’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young are located at 22/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law, every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Furthermore, we have entered into indemnification agreements with our directors and officers, a form of which has been filed as Exhibit 10.1 to our registration statement on Form F-1 (No. 333-227232), pursuant to which we have agreed to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or an executive officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Any underwriting agreement entered into in connection with an offering of securities may also provide for indemnification of us and our officers and directors in certain cases.

Item 9. Exhibits

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F, if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement on Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in this registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 from our annual report on Form 20-F for the fiscal year ended December 31, 2018 (File No. 001-38699), filed with the SEC on March 29, 2019)

4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 from our registration statement on Form F-1 (File No. 333-227232), as amended, initially filed with the SEC on September 7, 2018)

4.2	Form of Deposit Agreement among the registrant, the depositary and owners and holders of the ADSs (incorporated by reference to our registration statement on Form F-6 (File No. 333-227759) filed with the SEC on October 9, 2018)

4.3	Form American Depositary Receipt (included in Exhibit 4.2)

5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the securities

23.1*	Consent of Ernst & Young, Independent Registered Public Accounting Firm

23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of signature page to the initial filing of the Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Macau, China, on September 25, 2020.

Studio City International Holdings Limited

By:	/s/ Geoffry Philip Andres
Name:	Geoffry Philip Andres
Title:	Property President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 25, 2020.

Signature	Title

/s/ Geoffry Philip Andres Name: Geoffry Philip Andres	Property President (principal executive officer)

* Name: Geoffrey Stuart Davis	Director and Chief Financial Officer (principal financial officer)

* Name: Heather Rollo	Principal Accounting Officer

* Name: Lawrence Yau Lung Ho	Director

* Name: Evan Andrew Winkler	Director

* Name: Clarence Yuk Man Chung	Director

* Name: Stephanie Cheung	Director

* Name: Akiko Takahashi	Director

* Name: David Anthony Reganato	Director

Signature	Title

* Name: Timothy Paul Lavelle	Director

* Name: Dominique Mielle	Independent Director

* Name: Kevin F. Sullivan	Independent Director

* Name: Nigel Alan Dean	Independent Director

*By:	/s/ Geoffry Philip Andres
Geoffry Philip Andres
Attorney-in-Fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Studio City International Holdings Limited, has signed this registration statement or amendment thereto in the city of New York, New York, on September 25, 2020.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President